AMENDED AND RESTATED
                   ARTICLES OF INCORPORATION
                               OF
                 CAPITAL CITY BANK GROUP, INC.


     Pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation of Capital City Bank Group, Inc., a Florida corporation (the "Corporation"), are hereby amended and restated in their entirety as follows:

                           ARTICLE I

             Name, Principal Place of Business and
                        Registered Agent

     The name of the Corporation is Capital City Bank Group, Inc. The principal place of business of this Corporation shall be 217 North Monroe Street, Tallahassee, Florida 32301. The name of the registered agent is
J. Kimbrough Davis at 217 North Monroe Street, Tallahassee, Florida  32301.

                           ARTICLE II

                            Purpose

     The purpose for which the Corporation is organized is to engage in or transact any and all lawful activities or business for which a corporation may be incorporated under the laws of the State of Florida.

                          ARTICLE III

                         Capital Stock

     The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is Thirty-Three Million (33,000,000), consisting of (i) Thirty Million (30,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and (ii) Three Million (3,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

     The designation and the preferences, limitations and relative rights of the Common Stock and the Preferred Stock of the Corporation are as follows:

     A.        Provisions Relating to the Common Stock.

          1. Except as otherwise required by law or as may be provided by the resolutions of the Board authorizing the issuance of any class or series of Preferred Stock, as hereinbelow provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

          2. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

          3. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

     B.        Provisions Relating to the Preferred Stock.

          1. The Preferred Stock may be issued from time to time in one ormore classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereinafter prescribed.

          2. Authority is hereby expressly granted to and vested in the Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

          a. Whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

          b. The number of shares to constitute the class or series and the designations thereof;

          c. The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

          d. Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

          e. Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

          f. The dividend rate, whether dividends are payable in cash, stoc of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

          g. The preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of the Corporation;

          h. Whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

          i. Such other special rights and protective provisions with respect to any class or series as the Board may deem advisable.

          The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock, designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

                           ARTICLE IV

                           Existence

The Corporation shall exist perpetually unless sooner dissolved according to law.

                                   ARTICLE V

                 Management of the Corporation

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called Annual or Special Meeting of Shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

     C. Special Meetings of Shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the "Full Board"), or by the holders of not less than fifty percent (50%) of all the votes entitled to be cast on any issue at the proposed special meeting if such holders of stock sign, date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which the special meeting is to be held.

                           ARTICLE VI

           Number of Directors; Vacancies and Removal

     A. The initial number of directors of the Corporation shall be seven
(7). The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one (1) nor more than twenty-five (25). Commencing with the 1997 annual meeting of shareholders, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third (33 1/3%) of the Full Board. The term of the Class I directors shall terminate on the date of the 1998 annual meeting of shareholders, the term of the Class II directors shall terminate on the date of the 1999 annual meeting of shareholders and the term of the Class III directors shall terminate on the date of the 2000 annual meeting of shareholders. At each annual meeting of shareholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three (3) year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

          B. A director shall hold office until the annual meeting for the year in which his term expires and until his successors shall be elected and shall qualify, subject, however, to the director's prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors, howsoever resulting (including vacancies created as a result of a resolution of the Board of Directors increasing the authorized number of directors), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

          C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. "Cause" shall be defined as a breach of fiduciary duty involving personal dishonesty, an intentional failure to perform stated duties as a director which results in substantial loss to the Corporation or a willful violation of any law, rule, regulation or final cease and desist order which results in substantial loss to the Corporation.

          D. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in Article VII herein and the Bylaws of the Corporation.

                          ARTICLE VII
              Shareholder Nomination of Director Candidates

Only persons who are nominated in
accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board at an annual or special meeting of shareholders may be made (i) by or at the direction of the Board by any nominating committee of or person appointed by the Board or (ii) by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the procedures set forth in this Article VII; provided, however, that nominations of persons for election to the Board at a special meeting may be made only if the election of directors is one of the purposes described in the special meeting notice required by Section 607.0705 of the Florida Business Corporation Act. Nominations of persons for election at annual meetings, other than nominations made by or at the direction of the Board, including by any nominating committee, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred eighty (180) days in advance of the date of the Corporation's notice of annual meeting provided with respect to the previous year's annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty (30) calendar days earlier than the date contemplated by the previous year's proxy statement, such notice by the shareholder to be timely must be received no later than the close of business on the tenth (10th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director at the annual meeting;
(i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee, and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice of nominees for election at the annual meeting, (i) the name and record address of the shareholder, and
(ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare in the meeting that a nomination was not made in accordance with the requirements of this
Article VII, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                   ARTICLE VIII

                                   Acquisition Offers

The Board of Directors of the
Corporation shall consider all factors it deems relevant in evaluating any proposed tender offer or exchange offer for the Corporation or any Subsidiary's stock, any proposed merger or consolidation of the Corporation or a Subsidiary with or into another entity and any proposal to purchase or otherwise acquire all or substantially all the assets of the Corporation or any Subsidiary. The Board of Directors shall evaluate whether the proposal is in the best interests of the Corporation and its subsidiaries by considering the best interests of the shareholders and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers, depositors, and communities served by the Corporation and any Subsidiary. The Board of Directors shall evaluate the consideration being offered to the shareholders in relation to the then current market value of the Corporation or any Subsidiary in a freely negotiated transaction, and the Board of Directors' estimate of the future value of stock of the Corporation or any Subsidiary as an independent entity.

                                   ARTICLE IX

                                   Indemnification

Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a corporation as specifically set forth in the applicable provisions of the Florida Business Corporation Act (currently, Sections 607.0850(1) and (2) of the Florida Statutes), as the same may be amended from time to time, the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent permitted by the provisions of the Florida Business Corporation Act and the Bylaws of the Corporation, as the same may be amended and supplemented, from and against any and all of the expenses or liabilities incurred in defending a civil or criminal proceeding, or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in his or her official capacity and as to action in another capacity while an officer, director, employee or other agent. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or Disinterested Directors or otherwise. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal representatives of such a person. Except as otherwise required by law, an adjudication of liability shall not affect the right to indemnification for those indemnified.

                                   ARTICLE X

                                   Amendment

The Corporation reserves the right to amend or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner prescribed by the laws of the State of Florida and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Amended and Restated Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any votes of the holders of any class or series of the stock of this Corporation required by law or by these Amended and Restated
Articles of Incorporation, the affirmative vote of (a) the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class;
or (b) a majority of "Disinterested Directors", as defined in Florida
Statutes Section 607.0901(1)(h) as in effect on the date hereof, and the holders of at least a majority of the voting power of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any of Articles V, VI, VII, VIII, IX and X.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Corporation's Articles of Incorporation pursuant to the laws of the State of Florida, has executed these Amended and Restated Articles of Incorporation as of May 1, 1996.

CAPITAL CITY BANK GROUP, INC.



/s/ William G. Smith, Jr.
William G. Smith, Jr.
President



                          CERTIFICATE
                               RE
                       AMENDED AND RESTATED
                     ARTICLES OF INCORPORATION
                               OF
                    CAPITAL CITY BANK GROUP, INC.


     Capital City Bank Group, Inc., a Florida corporation (the "Corporation"), hereby certifies, pursuant to and in accordance with Section 607.1007 of the Florida Business Corporation Act for the purpose of filing its Amended and Restated Articles of Incorporation (the "Amended and Restated Articles") with the Department of State of the State of Florida, that:

     1.   The name of the Corporation is Capital City Bank Group, Inc.

     2. The Amended and Restated Articles contain certain amendments to the Corporation's Articles of Incorporation which require shareholder approval, and the Amended and Restated Articles were unanimously adopted and approved by the Corporation's Board of Directors and, pursuant to Sections 607.0725(6) and 607.1003(5)(b) of the Florida Statutes, by the holders of two-thirds (66_%) of the issued and outstanding shares of the Corporation's Common Stock of the Corporation, which was sufficient for approval and which was the only class of capital stock authorized to vote on such issue, as of April 30, 1996.


IN WITNESS WHEREOF, the undersigned has executed this Certificate as of May 1, 1996.

CAPITAL CITY BANK GROUP, INC.




/s/ Willaim G. Smith, Jr.
William G. Smith, Jr.
President